Exhibit 4.6

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934, AS AMENDED

The following is a summary of the rights of the common units of fractional undivided beneficial interest (the “Units”) of Osprey Bitcoin Trust (the “Trust”), which is the only class of securities of the Trust that is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The description is intended as a summary, and is qualified in its entirety by reference the Second Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”), which have been filed as an exhibit to this annual report on Form 10-K. Terms used but not defined herein have the meaning set forth in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2021, of which this exhibit is a part.

General

The Trust is authorized under the Trust Agreement to create and issue an unlimited number of Units. The Trust issues Units only in connection with purchase orders for a minimum of $25,000.00 initial investment ($10,000.00 minimum for additional investments). The Units represent common units of fractional undivided beneficial interest in and ownership of the Trust and have no par value.

Generally, the Units may be purchased from the Trust on an ongoing basis upon the order of an Accredited Investor to purchase a minimum of $25,000.00 of Units initial investment ($10,000.00 minimum for additional investments). Initially, each Unit represented 0.00138335 of a Bitcoin. Unitholders that are not Accredited Investors may not purchase Units from the Trust upon orders. At this time, the Trust is not operating a redemption program for Units and therefore Units are not redeemable by the Trust.

Description of Limited Rights

The Units do not represent a traditional investment and should not be viewed as similar to “shares” of a corporation operating a business enterprise with management and a board of directors. A Unitholder will not have the statutory rights normally associated with the ownership of Units of a corporation. Each Unit is transferable (except to the extent restricted under the Securities Act), is fully paid and non-assessable and entitles the holder to vote on the limited matters upon which Unitholders may vote under the Trust Agreement. For example, Unitholders do not have the right to elect directors and will not receive dividends. The Units do not entitle their holders to any conversion or pre-emptive rights or, except as discussed below, any redemption rights or rights to distributions.

Voting and Approvals

The Unitholders take no part in the management or control of the Trust. Under the Trust Agreement, Unitholders have limited voting rights. However, no amendments to the Trust Agreement that materially adversely affect the interests of Unitholders may be made without the vote of at least a majority (over 50%) of the Units (not including any Units held by the Sponsor or its affiliates). The Sponsor may generally make any other amendments to the Trust Agreement in its sole discretion without Unitholders’ consent.

Distributions

Pursuant to the terms of the Trust Agreement, the Trust may make distributions on its Units in cash or in Units, with such frequency as the Sponsor may determine.

The Units are offered by the Trust and the Sponsor and its officers, in reliance upon the exemption from broker registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934. Currently, the Trust does not expect to use underwriters, finders or other intermediaries to offer or sell Units, but it may choose to do so, and in any such case pay the fees of such intermediaries itself or pass some or all of such fees on to purchasers (in which case the Trust will make advanced disclosure of such fee arrangements to such purchasers).

In addition, if the Trust is terminated and liquidated, the Sponsor will distribute to the Unitholders any amounts of the cash proceeds (or Bitcoin) of the liquidation remaining after the satisfaction of all outstanding liabilities of the Trust and the establishment of reserves for applicable taxes, other governmental charges and contingent or future liabilities as the Sponsor will determine. Unitholders of record on the record date fixed by the Transfer Agent for a distribution will be entitled to receive their pro rata portions of any distribution.

Issuance of Units

Generally, the Units may be purchased from the Trust on an ongoing basis upon the order of an Accredited Investor to purchase a minimum of $25,000.00 of Units initial investment ($10,000.00 minimum for additional investments). As of December 31, 2021, each Unit represented 0.00034 of a Bitcoin. Investors that are not Accredited Investors may not purchase Units from the Trust upon orders. The Trust may from time to time halt new issuances. As a result, the Units may trade at a substantial premium over, or substantial discount to, the NAV per Unit. This is because market participants would not be able to take advantage of arbitrage opportunities created when the market value of the Units deviates from the value of the Trust’s NAV per Unit.

Our calculation surrounding the number of Units issued upon each purchase is described and demonstrated below:

1.	Determine USD value received from investor: for example, $25,000 received on December 1, 2021;

2.	Use 4:00 pm, New York time, NAV per Unit price: $19.2663 NAV per Unit on December 1, 2021;

3.	Calculate the maximum number of whole Units that can be purchased at the price determined in Step 2 with the proceeds determined in Step 1: ($25,000/$19.2663 = 1,297 whole Units);

4.	Calculate the total value of those Units: 1,297 whole Units * $19.2663 NAV per Unit = $24,988.39;

5.	Calculate the difference between the proceeds received in Step 1 and the value of the Units in Step 4: $25,000.00 -$24,988.39 = $11.61;

6.	The unapplied USD amount for purchase of new Units (rounding difference) is allocated to the Trust as “Other Earnings”: $11.61.

Redemption of Units

Due to regulatory restrictions, the Trust is not currently operating a redemption program, and redemptions of Units are currently not permitted. Subject to receipt of regulatory approval from the SEC and approval by the Sponsor in its sole discretion, the Trust may in the future operate a redemption program. Because the Trust does not believe that the SEC would, at this time, entertain an application for the waiver of rules needed in order to operate an ongoing redemption program, the Trust currently has no intention of seeking regulatory approval from the SEC to operate an ongoing redemption program.

Even if such relief is sought, no assurance can be given as to the timing of such relief or that such relief will be granted. If such relief is granted and the Sponsor approves a redemption program, the Units will be redeemable only in accordance with the provisions of the Trust Agreement and ay applicable conditions imposed by the SEC or its Staff.

Transfer Restrictions

The Units are restricted securities that may not be resold except in transactions exempt from registration under the Securities Act and state securities laws and any such transaction must be approved by the Sponsor. In determining whether to grant approval, the Sponsor will specifically look at whether the conditions of Rule 144 under the Securities Act and any other applicable laws have been met. Any attempt to sell Units without the approval of the Sponsor in its sole discretion will be void ab initio. Pursuant to Rule 144, until the Trust has been subject to the

2

reporting requirements of Section 13 under the Exchange Act for a period of 90 days, a minimum one year holding period will apply to all Units purchased from the Trust, as set forth under Rule 144. The holding period did not apply to purchases in the Rule 504 Offering.

Because of the one-year holding period and the lack of an ongoing redemption program, Units should be considered an illiquid investment. No assurances are given that after the one year holding period, there will be any market for the resale of Units, or, if there is such a market, as to the price at which such Units may be sold into such a market.

Removal of Transfer Agent Legend

On a periodic basis, the Trust will aggregate the Units that have been held for the requisite holding period under Rule 144 by non-affiliates of the Trust to assess whether the Rule 144 transfer restriction legends may be removed. Any Units that qualify for the removal of the Rule 144 transfer restriction legends are presented to outside counsel, who may instruct the Transfer Agent to remove the transfer restriction legends from the Shares, allowing the Shares to then be resold without restriction, including on OTCQX. The outside counsel requires that certain representations be made, providing that:

•	the Units subject to each sale have been held for the requisite holding period under Rule 144 by the selling Unitholder;

•	the Unitholder is the sole beneficial owner of the Units;

•	the Sponsor is aware of no circumstances in which the Unitholder would be considered an underwriter or engaged in the distribution of securities for the Trust;

•	none of the Units are subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance;

•	none of the identified selling Unitholders is an affiliate of the Sponsor;

•	the Sponsor consents to the transfer of the Units; and

•	outside counsel and the Transfer Agent can rely on the representations.

In addition, because the Trust Agreement prohibits the transfer or sale of Unis without the prior written consent of the Sponsor, the Sponsor must provide a written consent that explicitly states that it irrevocably consents to the removal of the legend and the transfer and resale of the Units. Once the transfer restriction legends have been removed from a Unit and the Sponsor has provided its written consent to the transfer of that Unit, no consent of the Sponsor is required for future transfers of that particular Unit.

The Sponsor believes the minimum one year holding period for Units purchased from the Trust will be shortened to six months, once the Trust has been a Securities Exchange Act Reporting Company for at least 90 days, and all other requirements for resale of securities under Rule 144 under the Securities Act are met. As a general matter, Rule 144 under the Securities Act provides safe harbor from being deemed engaged in a distribution (and therefore acting as an underwriter) to persons meeting the rule’s requirements. Section (d)(1) of the Rule 144, provides generally if the issuer of the securities is, and has been for a period of ninety days immediately before the sale, subject to the reporting requirements of Section 13 of 15(d) of the Securities Exchange Act (“Reporting Issuer”), a minimum of six months must elapse between the later of the date of the acquisition of the securities from the issuer (or an affiliate of the issuer) , and any resale of such securities in reliance on the rule (so long as the Trust is not delinquent in meeting its reporting obligations). By contrast, paragraph (d)(2) of the Rule 144 provides that if the issuer of the securities is not a Reporting Issuer, a minimum of one year must elapse between the later of the date of acquisition of the securities from the issuer (or any affiliate of the issuer) and any resale in reliance on the rule. Pursuant to paragraph (d)(1) of Rule 144, ninety days after the Trust becomes a Reporting Issuer for purposes of Rule 144, purchasers of Units from the Trust (or an affiliate, if applicable) should therefore be able to rely on the six-month holding period required by the rule, provided all of other requirements of Rule 144 are met.

3

The Sponsor relies on the safe harbour provided by Rule 144, combined with representations provided by the selling Unitholder to make the representation that the Sponsor is aware of no circumstance in which the selling Unitholder would be considered an underwriter or engaged in the distribution of securities for the Trust. These include representations by the selling Unitholder that it is the sole beneficial owner of the Units, that the Units have been fully paid for and held for the requisite period required by Rule 144, and that none of the Units are subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance. The Sponsor also confirms that it is not aware that the selling Unitholder is an affiliate of the Sponsor or the Trust and obtains such representation from the selling Unitholder. To the extent the Sponsor is uncertain of its ability to make these determinations, it will seek advice of counsel.

Book-Entry Form

Units of the Trust are held primarily in book-entry form by the Transfer Agent. Transfers will be made in accordance with standard securities industry practice. The Sponsor may cause the Trust to issue Units in certificated form in limited circumstances in its sole discretion.

Unit Splits

In its discretion, the Sponsor may direct the Transfer Agent to declare a split or reverse split in the number of Units outstanding and to make a corresponding change in the number of Units constituting a Basket. For example, if the Sponsor believes that the per Unit price in the secondary market for Units has risen or fallen outside a desirable trading price range, it may declare such a split or reverse split.

4